Exhibit 99.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. – CONTINUING OPERATIONS TO PRO FORMA ADJUSTED EBITDA AND FREE CASH FLOW (UNAUDITED)

(Dollars in millions, except per share amounts)

	Last Twelve Months Ended September 30, 2022	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Sales	$1,549.9	$1,171.0	$938.8	$1,317.7	$1,177.1	$1,215.5

Net income attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$76.5	$64.4	$47.0	$59.1	$68.9	$31.4
Interest expense, net	16.6	13.3	7.4	10.7	17.7	14.7
Financing costs amortization	6.9	2.1	3.5	8.3	4.3	3.0
Income tax expense	7.6	4.0	9.9	13.5	14.9	2.8
Depreciation and amortization	83.2	62.4	59.8	80.6	84.4	77.6

EBITDA (non-GAAP)	190.8	146.2	127.6	172.2	190.2	129.5

Restructuring related costs (1)	—	—	—	3.5	13.6	15.6
Asset impairments (2)	—	—	—	—	16.0	—
Other non-cash charges (3)	11.0	7.9	8.1	11.2	8.6	8.8
Other non-operating expenses (credits) (4)	51.2	41.0	(1.6)	8.6	—	—
Transaction costs (5)	1.3	1.3	3.6	3.6	0.3	6.5
Non-cash items (increasing) decreasing net income (6)	(5.6)	(2.5)	7.6	4.5	—	—
Non-cash items attributable to mark to market of any equity interests and hedging obligations (7)	7.7	10.0	(2.0)	(4.3)	(14.3)	(0.7)

Adjusted EBITDA (non-GAAP)	$256.4	$203.9	$143.3	$199.3	$214.4	$159.7

Adjusted EBITDA margin (non-GAAP)	16.5%	17.4%	15.3%	15.1%	18.2%	13.1%

Adjusted EBITDA (non-GAAP)	$256.4	$203.9	$143.3	$199.3	$214.4	$159.7
Pro forma EBITDA from acquisitions to the extent not included in Adjusted EBITDA (8)	2.0	1.5	6.3	6.8	2.1	$12.8
Pro forma synergies to be achieved within twelve months of acquisition (8)	8.6	6.5	22.6	24.7	5.1	31.6

Pro Forma Adjusted EBITDA (non-GAAP)	$267.0	$211.9	$172.2	$230.8	$221.6	$204.1

Capital expenditures	(64.4)	(48.2)	(36.5)	(52.7)	(37.9)	(36.2)

Free cash flow (non-GAAP)	$202.6	$163.7	$135.7	$178.1	$183.7	$167.9

(1)	Restructuring related costs:

•	During the year ended December 31, 2021 were comprised of relocation and facility start-up costs and departmental restructuring, including headcount reductions.

•	During the year ended December 31, 2020 were comprised of restructuring costs, that primarily related to facility consolidations as well as departmental restructuring, including headcount reductions.

•

During the year ended December 31, 2019 were comprised of cost reduction or avoidance actions, including facility consolidations, streamlining of the commercial activities surrounding our after-market services business, geographic realignment of our manufacturing capacity and facility closure as well as departmental restructuring.

(2)

Includes $16.0 million impairment of our trademarks and trade names indefinite-lived intangible assets related to the AXC business in our Heat Transfer Systems segment for the year ended December 31, 2020.

(3)	Other non-cash charges is comprised of share-based compensation expense for all periods presented.
(4)	Other non-operating expenses:

•

During the last twelve months ended September 30, 2022 were comprised of $16.9 million due to supply chain related disruptions, $8.2 million due to startup/capacity, $7.8 million due to deal and integration costs, $7.4 million due to restructuring, $6.6 million due to Covid-19 related disruptions, $4.3 million due to weather and infrastructure related disruptions, Russia-Ukraine conflict and other.

•

During the nine months ended September 30, 2022 were comprised of $15.4 million due to supply chain related disruptions, $7.2 million due to deal and integration costs, $7.2 million due to restructuring, $6.3 million due to startup/capacity, $4.3 million due to weather and infrastructure related disruptions, Russia-Ukraine conflict and other and $0.6 million due to Covid-19 related disruptions.

•

During the year ended December 31, 2021 were comprised of $6.0 million due to Covid-19 related disruptions and $2.6 million related to capacity expansion one time costs, startup costs and legal costs associated with the divestiture of our cryobiological storage products business.

(5)	Transaction costs were comprised of legal, consulting and other professional services fees associated with the acquisitions of:

•	CSC A.B., Fronti Fabrications, Inc., L.A. Turbine, AdEdge Holdings, LLC, and Earthly Labs, Inc. for the last twelve months ended September 30, 2022,

•	Cryogenic Gas Technologies, Inc., L.A. Turbine, AdEdge Holdings, LLC, Earthly Labs, Inc. Alabama Trailers, BlueInGreen, LLC and Sustainable Energy Solutions, Inc. for the year ended December 31, 2021,

•	BlueInGreen LLC and Alabama Trailers for the year ended December 31, 2020 and

•	Air-X-Changers for the year ended December 31, 2019.

(6)

Non-cash items (increasing) decreasing net income for the last twelve months ended September 30, 2022 and the year ended December 31, 2021 were comprised of amortization of net periodic pension income, contingent consideration fair value adjustments and fair value adjustments to our voluntary deferred income plan.

(7)

Non-cash items attributable to mark to market of any equity interests and hedging obligations for the last twelve months ended September 30, 2022 and the year ended December 31, 2021 were comprised of fair value adjustments of our investments in McPhy (Euronext Paris: MCPHY - ISIN; FR001742329) and Stabilis Energy, Inc. (NasdaqCM: SLNG).

(8)	Pro forma EBITDA from acquisitions to the extent not included in Adjusted EBITDA and pro forma synergies to be achieved within twelve months of acquisition related to:

•	Earthly Labs, Inc. CSC A.B and Fronti Fabrications, Inc. for the last twelve months ended September 30, 2022,

•	Cryogenic Gas Technologies, Inc., L.A. Turbine, AdEdge Holdings, LLC, Earthly Labs, Inc. for the year ended December 31, 2021,

•	BlueInGreen LLC and Alabama Trailers for the year ended December 31, 2020 and

•	Air-X-Changers for the year ended December 31, 2019.

Pro forma adjusted EBITDA and free cash flow are not a measures of financial performance under U.S. GAAP and should not be considered as alternatives to net income in accordance with U.S. GAAP. Management believes that pro forma adjusted EBITDA and free cash flow facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

2